Exhibit 99.1

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY APPOINTS STEVEN XIAO TO BOARD OF DIRECTORS

LAKEWOOD, COLORADO — February 25, 2011, General Moly, Inc. (NYSE Amex and TSX: GMO) announced that Steven Xiao was appointed to the Board of Directors.  Mr. Xiao, who was designated by Hanlong (USA) Mining Investment Inc., pursuant to the Hanlong transaction announced March 4, 2010, will serve on the Finance and Technical committees.

Mr. Xiao has more than 15 years of experience in finance and investment working for several mining companies and financial organizations including Golden Cross Resources, China United Mining Investment Corporation, Apex Wealth Investment Management Limited, and Pan-China Construction Group Limited.  Steven currently serves as Managing Director of Hanlong Mining Investment Pty Ltd.  Steven also serves as an Executive Director of Moly Mines, an Australian-based resources company listed on the ASX and TSX.  Steven has a MBA from the University of Texas at Arlington and a PhD from California Southern University.

Bruce D. Hansen, Chief Executive Officer, said, “I am very pleased to welcome Steven Xiao to General Moly as a Director.  Steven will make a great addition to our board and we have maintained an excellent working relationship with Steven and the rest of the Hanlong team over the past nine months.  With this appointment, our Board will grow to ten, including seven independent Directors.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors — Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com